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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Heartstream, Inc., that is made a part of the Registration Statement (Form S-4) and Prospectus of Hewlett-Packard Company relating to an Agreement and Plan of Reorganization by and among Hewlett-Packard Company, Whistler Acquisition Corporation and Heartstream, Inc. and to the incorporation by reference therein of our report dated January 22, 1997, with respect to the financial statements of Heartstream, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Seattle, Washington
February 20, 1998